October 29, 2004                                                EXHIBIT 4.2

The Dixie Group, Inc.
2208 South Hamilton Street
Dalton, Georgia 30721
Attention: President

Ladies and Gentlemen:

     Reference is made to that certain Amended and Restated Loan and Security Agreement dated April 14, 2004 (as at any time amended, the "Loan Agreement"), by and among THE DIXIE GROUP, INC., a Tennessee corporation ("Borrower"), each of the subsidiaries of Borrower as guarantors ("Guarantors"), FLEET CAPITAL CORPORATION, a Rhode Island corporation, in its capacity as collateral and administrative agent (together with its successors in such capacity, "Agent") for the various financial institutions party thereto from time to time (the "Lenders"), and Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

     Pursuant to a certain consent letter agreement dated October 19, 2004, Agent and Lenders consented to (i) the formation by Borrower of a new wholly-owned Subsidiary named Chroma Acquisitions, LLC, a Georgia limited liability company ("New Subsidiary"), and (ii) the transfer by Chroma Technologies, Inc., a California corporation ("Chroma Technologies") to New Subsidiary of 1% of its Equity Interests in Chroma Systems Partners, a California general partnership ("Chroma Systems").

     Borrower has requested that Agent and Lenders consent to the redemption by Chroma Systems of all of the Equity Interests of Monterey Color Systems, Inc., a California corporation ("Monterey") in Chroma Systems (the "Redemption Transaction").

     The Equity Interests in Chroma Systems currently are owned by Chroma Technologies (32.33%), New Subsidiary (1%), Monterey (33.33%), and a wholly owned subsidiary of Chroma Systems named Chroma Holdings, LLC (33.33%), a Delaware limited liability company ("Chroma Holdings"). The 33.33% Equity Interest in Chroma Systems held by Chroma Holdings was purchased from Carpet Chromatics, Inc., a California corporation ("CCI"), and is pledged to CCI pursuant to a certain Partnership Interest Security Agreement among Chroma Systems, Chroma Holdings and CCI (the "CCI Security Agreement") to secure payment by Chroma Systems of the balance of a promissory note held by CCI constituting the purchase price of its 33.33% Equity Interest in Chroma Systems.

     Upon conclusion of the Redemption Transaction, all of the Equity Interests of Chroma Systems will be owned by Chroma Technologies, Chroma Holdings and New Subsidiary.

     Pursuant to the Partnership Agreement of Chroma Systems each of the partners was prevented from hypothecating or otherwise allowing liens to be placed upon its Equity Interests in Chroma Systems; therefore, Chroma Technologies has not been allowed to pledge its Equity Interests in Chroma Systems to Agent as collateral security for the Obligations. Upon consummation of the Redemption Transaction, the foregoing restriction will be removed or waived (without violating the terms of the CCI Security Agreement), so that Chroma Technologies and New Subsidiary will be able to pledge their respective Equity Interests in Chroma Systems to Agent as collateral security for the Obligations.

     Pursuant to Section 9.2.4 of the Loan Agreement, the consent of Agent and Lenders is required for the consummation of the Redemption Transaction. Subject to the terms and conditions set forth herein, Agent and Lenders are willing to consent to the Redemption Transaction, to agree that the Redemption Transaction shall not constitute a Default or an Event of Default under the Loan Agreement, and to amend the Loan Agreement consistent with this letter agreement to reflect the Redemption Transaction.

     NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.     Consent. Subject to satisfaction of the following conditions, Agent and Lenders consent to the Redemption Transaction, and Borrower, Agent and Lenders covenant to execute an amendment to the Loan Agreement which reflects the Redemption Transaction, in form and substance satisfactory in all respects to Agent and Lenders, and which in all events contains such amendments to the Loan Agreement or its Schedules necessary to reflect the Redemption Transaction, including the existence of the Debt, Liens and Mortgages disclosed in Section 2 below. Prior to the execution of such amendment, Agent and Lenders agree that the Redemption Transaction shall not constitute a Default or an Event of Default under the Loan Agreement as a result of the violations of any covenants or restrictions under the Loan Agreement resulting solely from the Redemption Transaction:

(a)  No Default or Event of Default shall exist at the time of the Redemption Transaction;

(b)  Agent shall have received a duly executed original counterpart of this letter agreement, together with any other documents referenced herein, and such additional documents, instruments and certificates consistent with the terms hereof as Agent and Lenders shall require;

(c)  Agent shall have received and found acceptable in all respects in its sole discretion, the results of lien searches on Chroma Holdings and Chroma Systems, consisting of lien searches for UCC financing statements, fixture filings, pending suits, bankruptcy filings, judgments, tax liens;

(d)  Agent shall have received and found acceptable in all respects in its sole discretion, certificates of good standing for Chroma Holdings, issued by the Secretary of State or other appropriate official of the jurisdiction of organization of Chroma Holdings and each jurisdiction where the conduct of business activities or the ownership of Property by Chroma Holdings necessitates qualification;

(e)  Agent shall have received and found acceptable in all respects in its sole discretion, copies of the Organization Documents of Chroma Systems and Chroma Holdings, and all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of each such entity's organization; and

(f)  Agent shall have received and found acceptable in all respects in its sole discretion, duly executed copies of the operative documents relating to the Redemption Transaction, including, without limitation, the Chroma Transition Agreement and all schedules thereto.

     2.     Permitted Debt and Permitted Liens. To induce Agent and Lenders to enter into this letter agreement, Borrower represents, warrants and covenants that (i) Chroma Holdings and Chroma Systems have not incurred and shall not incur after the date hereof any Debt, other than the Debt set forth on Exhibit A attached hereto, (ii) Chroma Holdings and Chroma Systems have not granted and shall not grant after the date hereof any Liens, other than the Liens set forth on Exhibit B attached hereto, and (iii) Borrower shall deliver to Agent on or before the date hereof true and correct copies of all documents evidencing such Debt and Liens.

     3.     Additional Covenants. To induce Agent and Lenders to enter into this letter agreement, Borrower covenants and agrees to deliver or cause to be delivered to Agent and Lenders the following documents on or before November 30, 2004:

(a)  A duly executed amendment to the Loan Agreement which reflects the Redemption Transaction and any other transactions mutually agreed to by Borrower, Agent and Lenders;

(b)  A duly executed Joinder Agreement by Chroma Systems, in form and substance satisfactory in all respects to Agent and Lenders, pursuant to which Chroma Systems shall become a Guarantor under the Loan Agreement;

(c)  A duly executed Security Agreement by Chroma Systems, in form and substance satisfactory in all respects to Agent and Lenders, pursuant to which Chroma Systems shall grant to Agent, for the benefit of itself as Agent and for the benefit of the Lenders and the other Secured Parties, a first priority, perfected security interest and Lien upon all of its assets, other than such assets which are subject to the Liens set forth on Exhibit B attached hereto and to which Agent and Lenders have consented pursuant to Section 1 hereof;

(d)  A duly executed original counterpart of a Stock Pledge Agreement by Borrower and Agent, and an Irrevocable Stock Power and Assignment by Borrower, each in form and substance satisfactory in all respects to Agent and Lenders, and each relating to Borrower's Equity Interests in Chroma Technologies;

(e)  The original stock certificate representing 100% of the outstanding and issued Equity Interests of Chroma Technologies, as pledged to Agent, for the benefit of itself, Lenders and the other Secured Parties, pursuant to the Stock Pledge Agreement referenced in subsection (d) above;

(f)  A duly executed original Partnership Interest Pledge Agreement by Chroma Technologies, New Subsidiary and Agent, in form and substance satisfactory in all respects to Agent and Lenders, relating to the pledge of the respective Equity Interests of Chroma Technologies and New Subsidiary in Chroma Systems;

(g)  Duly executed Cash Management Agreements or amendments to currently existing Cash Management Agreements by Chroma Systems, in form and substance satisfactory in all respects to Agent and Lenders, pursuant to which Chroma Systems shall be joined to the cash management system presently in place with Bank for Borrower and Guarantors; and

(h)  Certificates of liability insurance, evidence of property insurance and lender's loss payable endorsements, updated to include Chroma Systems as a named insured and all locations of Chroma Systems as insured locations, all as required by the Loan Documents and in form and substance satisfactory in all respects to Agent and Lenders.

     4.     Mortgagee Waiver. To induce Agent and Lenders to enter into this letter agreement, Borrower covenants and agrees to use reasonable efforts to deliver or cause to be delivered to Agent and Lenders, on or before November 30, 2004, a duly executed original Mortgagee Waiver by Wells Fargo Bank, National Association in favor of Agent, in form and substance satisfactory in all respects to Agent and Lenders, with respect to the location of Chroma Systems at 3201 South Susan Street, Santa Ana, California 92704.

     5.     Ratification and Reaffirmation. Borrower and each Guarantor hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of Borrower's and such Guarantor's covenants, duties, indebtedness and liabilities under the Loan Documents.

     6.     Breach of Letter Agreement. This letter agreement shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

     7.     Governing Law; Successors and Assigns. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     8.     No Novation. Except as otherwise expressly provided in this letter agreement, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This letter agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

     9.     Further Assurances. Borrower agrees to take such further actions as Agent or Lenders shall reasonably request from time to time in connection herewith to evidence or give effect to any of the transactions contemplated hereby.

[Remainder of Page Left Intentionally Blank.]

     10.     Counterparts. This letter agreement may be executed in any number of counterparts and by different parties to this letter agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

FLEET CAPITAL CORPORATION, as Agent and sole Lender
By: /s/ Elizabeth L. Waller Title: Senior Vice President

ACCEPTED AND AGREED TO:
THE DIXIE GROUP, INC. ("Borrower")
By: /s/ Gary A. Harmon Title: Vice President and Chief Financial Officer
FABRICA INTERNATIONAL, INC., formerly known as Fabrica International ("Guarantor")
By: /s/ Gary A. Harmon Title: Vice President
BRETLIN, INC. ("Guarantor")
By: /s/ Gary A. Harmon Title: President
CANDLEWICK YARNS, INC. ("Guarantor")
By: /s/ Gary A. Harmon Title: President

CHROMA TECHNOLOGIES, INC. ("Guarantor")
By: /s/ Gary A. Harmon Title: President
DIXIE GROUP LOGISTICS, INC. ("Guarantor")
By: /s/ Gary A. Harmon Title: President
MASLAND CARPETS, LLC ("Guarantor")
By: /s/ Gary A. Harmon Title: Vice President
CHROMA ACQUISITIONS, LLC ("Guarantor")
By: /s/ Gary A. Harmon Title: President

The Company has omitted Exhibits A and B to this agreement and agrees to furnish supplementally a copy of the omitted exhibits to the Commission upon request.